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                        VALUE LINE U.S. GOVERNMENT SECURITIES
                                      FUND, INC.
                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                      EXHIBIT 16



Year(s) Ended 08/31/97                       1 year     5 years      10 years
                                           --------    --------      --------
Initial Investment:                           1,000       1,000         1,000
Balance at End of Period:                     1,090       1,234         2,074
Change:                                          90         234         1,074

Percentage Change:                             9.01%      23.44%       107.41%

Average Annual Total Return:                   9.01%       4.30%         7.57%